Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Members
Ministry Partners Investment Company, LLC
Brea, California

In connection with the foregoing Annual Report on Form 10-K to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated March 23, 2009 related to the audit of the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiary, as of and for the years ended December 31, 2008 and 2007.

/s/  Hutchinson and Bloodgood LLP

Glendale, California
March 23, 2009